Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

CASCAL N.V.,	)
)
Plaintiff,	)
)
v.	)
	)	Civil Action No. 10-cv-3613 (LAK)
SEMBCORP UTILITIES PTE LTD,	)
SEMBCORP INDUSTRIES LTD, BIWATER	)	ORDER TO SHOW CAUSE
INVESTMENTS LTD., and BIWATER	)	FOR PRELIMINARY INJUNCTION
HOLDINGS LIMITED,	)	AND TEMPORARY RESTRAINING
	)	ORDER
Defendants.	)
)
)

Upon the annexed declarations of Stephane Richer and Marc Greenwald, dated May 10, 2010, and upon the accompanying Complaint and Memorandum of Law in Support of Preliminary Injunction and Temporary Restraining Order, it is

ORDERED, that Defendants Sembcorp Utilities Pte Ltd and Sembcorp Industries Ltd (collectively the “Sembcorp Defendants”) show cause before this Court, in Courtroom 12D, United States Courthouse, 500 Pearl Street, in the City, County and State of New York, on May 19, 2010, at 9:30 a.m. thereof, or as soon thereafter as counsel may be heard, why an order should not be issued pursuant to Rule 65 of the Federal Rules of Civil Procedure enjoining the Sembcorp Defendants and their employees, agents, officers, directors, subsidiaries, affiliates, parents, and all other persons or entities within their control or supervision or acting in concert with them, during the pendency of this action, from (1) proceeding with a tender offer on shares in Plaintiff; or (2) using or disclosing Plaintiff’s confidential information in any manner beyond those expressly permitted by a letter agreement between Cascal N.V. and Biwater Plc dated November 9, 2009, and a nondisclosure agreement between Biwater Plc and Sembcorp Industries Ltd. dated November 9, 2009; and it is further

ORDERED that the Defendants’ opposition papers shall be filed no later than 5:30 p.m. on May 15, 2010; and it is further

ORDERED that Plaintiff’s reply papers shall be filed no later than 1 p.m. on May 17, 2010; and it is further

ORDERED that electronic service of a copy of this Order together with all papers on which it is based upon the defendants or their counsel on or before 10 o’clock in the morning May 13, 2010, shall be deemed good and sufficient service thereof.